EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION
of
CLINICAL DATA, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Clinical Data, Inc., a Delaware corporation (the “Company”),

DOES HEREBY CERTIFY:

FIRST:    That on June 24, 2005, the Board of Directors of the Company, by unanimous vote of its members taken at a meeting of the Board, adopted the following resolutions in order to amend the Company’s Certificate of Incorporation:

RESOLVED, That the Board of Directors of the Company declare it advisable to amend ARTICLE FOURTH (the “Charter Amendment”) of the Company’s Certificate of Incorporation to increase the authorized capital stock of the Company from 13,500,000 shares to 15,500,000 shares and to increase the number of authorized shares of Common Stock from 12,000,000 shares to 14,000,000 shares, that such Charter Amendment be submitted to the stockholders of the Company for approval at the Special Meeting, and that following approval by the stockholders, the proper officers of the Company are hereby authorized to execute and file the Charter Amendment with the Secretary of State of the State of Delaware amending the first paragraph of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation as follows:

“FOURTH: The total number of shares of capital Stock of all classes which the corporation shall have authority to issue is 15,500,00 shares, consisting of 14,000,000 shares of Common Stock, $.01 par value per share, and 1,500,000 shares of Preferred Stock, $.01 par value per share.”

SECOND:    That at the Special Meeting in Lieu of 2005 Annual Meeting of Stockholders of the Company held on October 6, 2005, the holders of the requisite majority of shares of the outstanding shares of the Company’s common stock entitled to vote thereon voted in favor of the Charter Amendment.

THIRD:    That the Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    That the capital of the Company will not be reduced under or by reason of the Charter Amendment.

IN WITNESS WHEREOF, Clinical Data, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 6th day of October, 2005.

Clinical Data, Inc.

By:	/s/ Israel M. Stein
Israel M. Stein, M.D.
President and Chief Executive Officer